Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to of Music Licensing, Inc Annual Report pursuant to Regulation A of the Securities Act of 1933 on Form 1-K as filed with the SEC of our audit report dated February 18, 2023, with respect to the balance sheet of Pro Music Rights, Inc. as of December 31, 2022 and 2021, and the related statements of operations, changes in equity, and cash flows for the years ended December 31, 2022 and 2021.

/s/ Amjad N I Abu Khamis

Amjad N I Abu Khamis

March 30, 2023

Certified Public Accountant, NH 08224
CF Audits LLC
159 Main St. STE 100
Nashua NH 03060
603-607-7600
cpa@cfaudits.com